EXHIBIT 3.3

ARTICLES OF AMENDMENT

Relating to

CHANGE OF CORPORATE NAME

of

C2, INC.

Pursuant to Section 180.1003 of the Wisconsin Business Corporation Law (the “WBCL”), I, William T. Donovan, President and Chief Executive Officer of C2, Inc., a Wisconsin corporation (the “Company”), DO HEREBY CERTIFY THAT:

1. At a meeting of the Company’s Board of Directors (the “Board”) duly called and held on January 27, 2004, in accordance with the provisions of Section 180.1003 of the WBCL, the Board adopted resolutions to amend ARTICLE 1 of the Company’s Amended and Restated Articles of Incorporation to change its corporate name to “Total Logistics, Inc.,” subject to shareholder approval.

2. On April 20, 2004, in accordance with Sections 180.0701, 180.0725(3) and 180.1003 of the WBCL, the Company’s shareholders approved an amendment to ARTICLE 1 of the Company’s Amended and Restated Articles of Incorporation to change its corporate name to “Total Logistics, Inc.”

3. Pursuant to said approval of the Board and the Company’s shareholders, ARTICLE 1 of the Company’s Restated Articles of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE 1

NAME

The name of the Corporation is Total Logistics, Inc.”

4. In accordance with Section 180.0123 of the WBCL, these Articles of Amendment shall be effective on April 21, 2004 at 12:01 a.m. (Central Standard Time).

IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 20th day of April, 2004.

By:	/s/ William T. Donovan
William T. Donovan
President and Chief Executive Officer